Exhibit 99.1
PRESS RELEASE
For Immediate Release
Atlantic BancGroup, Inc. announces third quarter 2009 results.

JACKSONVILLE BEACH, FLORIDA, November 16, 2009

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its third quarter 2009 results.

We reported consolidated net losses of $2,214,000 for the three months ended September 30, 2009, as compared with a net loss of $839,000 in the same period of 2008.  During the third quarter of 2009, we reduced the carrying value of two of our nonperforming assets with direct write-downs to the loan balances totaling $3.2 million.  We also expensed FDIC assessments of $403,000 in the quarter ended September 30, 2009, as compared with $45,000 in the same period of 2008.  Without these costs, we would have likely have posted a small loss reflecting continual adverse economic trends in our market area such as the levels of unemployment and real estate foreclosures.

Noteworthy improvements since the end of 2008 included reductions in foreclosed assets from $3.5 million at December 31, 2008, to $2.2 million at September 30, 2009, a decrease of 38%.  Total nonperforming, classified, and foreclosed assets decreased $3.8 million, or 12%, to $28.2 million as compared with $32.0 million at December 31, 2008.  During this period, we raised our allowance for loan and lease losses from 1.93% to 2.0% of total loans outstanding.  Our total exposure to construction, land development, and other land loans declined from $39.1 million to $32.5 million, a decrease of 17%.

Our net loss for the nine months ended September 30, 2009, was $2,217,000, as compared with a net loss of $994,000 in the same period of 2008.  In addition to the items discussed above for the third quarter of 2009, we continued to improve our liquidity with total cash and cash equivalents and interest-bearing deposits reaching $48.0 million at September 30, 2009, as compared with $17.2 million at December 31, 2008.  While we plan to use these funds to pre-pay additional FDIC assessments, which will be due in the fourth quarter of 2009, and to settle higher costing deposits as they mature, this build-up in liquidity throughout 2009 has lowered our net interest margin. Other significant items affecting year-to-date 2009 results of operations include:

•	Higher provisions for loan losses, which totaled $3,679,000 versus $2,620,000 for 2008.
•	Total FDIC assessments of $700,000 in 2009 versus $89,000 in 2008.
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During the first quarter of 2009, Oceanside Bank reported a write-down of $179,000 on its investment in a correspondent bank, Silverton Bank, National Association.  Silverton Bank was closed by federal regulators on May 1, 2009.

•	Other real estate owned expenses totaled $420,000 versus $239,000 in 2008.

For the three months ended September 30, 2009, the Company had a $1.77 loss per diluted share, as compared with a $0.68 loss per diluted share for the same period of 2008.  “Our results for the third quarter are a reflection of the economic downturn in our local market and depressed real estate values.  Recent national and international events that disrupted financial and credit markets will continue to affect our cost of funds and net interest margins.  We continue to maintain a close watch on asset quality as the real estate market struggles to find a settling point.  Management believes that the Jacksonville Beaches market will be resilient and the general economy will recover,” stated Chief Executive Officer Barry W. Chandler.

Mr. Chandler continued, “Consolidated total assets at September 30, 2009, were $326.2 million, an increase of 24.0% over September 30, 2008.  Consolidated deposits grew 40.7%, while consolidated net loans declined 3.0% respectively, over the same period, with consolidated deposits at $293.4 million and consolidated net loans at $199.3 million at September 30, 2009.”

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.